Frontier Financial Corporation Announces Record Results: 2006 Earnings Up 34% and Fourth Quarter 2006 Earnings Up 23%

EVERETT, WA -- 01/22/2007 -- Frontier Financial Corporation (NASDAQ: FTBK) today announced earnings for the fourth quarter and the year ending December 31, 2006. Fourth quarter 2006 net income increased 22.7% to $17.6 million, compared with net income of $14.3 million in 2005. This was a result of a pre-tax increase in net interest income in 2006 of $7.6 million. On a diluted per share basis, fourth quarter net income for 2006 was $.38 per share compared with $.33 in 2005, an increase of 15.2%, adjusted for the 3-for-2 stock split as of September 12, 2006.

For the year ended December 31, 2006 net income increased $17.3 million to $68.9 million, compared with net income of $51.6 in 2005. On a diluted per share basis, year-to-date net income for 2006 was $1.52 per share compared with $1.21 in 2005, an increase of 25.6%. Annual return on average assets and return on average equity for 2006 was 2.27% and 18.91%, respectively, compared to 2.09% and 18.75%, respectively, for 2005.

John J. Dickson, President & CEO of Frontier Financial Corporation, said, "We achieved outstanding 2006 earnings as a result of strong loan growth and margin expansion. Our shareowners were rewarded with a total return of 39% measured from December 31, 2005 to December 31, 2006."

Loans increased by $518.8 million, or 21.7% since December 31, 2005 and increased $79.0 million, or 2.8% for the fourth quarter 2006. New loan originations for 2006 were $1.82 billion, compared with $1.73 billion in 2005, a 5.4% increase. Fourth quarter 2006 new loan originations were $445.7 million, compared to fourth quarter of 2005 originations of $439.1 million and compared to third quarter 2006 originations of $496.0 million.

Dickson continued, "While we typically see a moderation in originations in the fourth and first quarters, as a result of the seasonality of our residential real estate construction and land development lending, we were pleased our fourth quarter originations exceeded that of fourth quarter 2005. The housing market and economy in the Puget Sound continues to show strength, a product of strong job and population growth. While the housing market has cooled relative to the hot market in 2005 and the first half of 2006, the Puget Sound seems to have avoided the downturn we have seen in other areas of the country."

Highlights

For the full year:

--  Earnings for the year of $68.9 million, up 33.6% from $51.6 million for the same period in 2005.
--  Diluted earnings per share for the year increased 25.6% to $1.52 from
    $1.21 a year ago, split adjusted.
--  Tax equivalent net interest margin up to 5.73% from 5.48% a year ago.
--  Year-to-date return on average equity of 18.91%, compared to 18.75%
    for the same time period 2005.
--  Year-to-date return on average assets of 2.27%, compared to 2.09% for the same period 2005.
--  Total loans increased by 21.7% to $2.91 billion compared to $2.39 billion at the prior year-end.
--  Total deposits increased by 19.0% to $2.45 billion compared to $2.06 billion at the prior year-end.
--  Declared a 3-for-2 stock split to shareowners of record as of
    September 12, 2006, and was paid on September 26, 2006.
--  Increased fourth quarter 2006 cash dividend of $.15 per share, an increase of 36.4% over the fourth quarter 2005.
For the fourth quarter 2006:
--  Fourth quarter earnings of $17.6 million, up 22.7% from the fourth quarter 2005 of $14.3 million.
--  Fully diluted fourth quarter earnings per share increased 15.2% to
    $.38 from $.33 a year ago.
--  Tax equivalent net interest margin up to 5.81% from 5.80% a year ago.
--  Efficiency ratio continues as one of the industry's best at 37% for the fourth quarter down from 41% for fourth quarter 2005.
--  Return on average equity of 18.10% for the fourth quarter, down from
    19.69% for the fourth quarter 2005.
--  Return on average assets of 2.22% for the fourth quarter 2006, compared to 2.20% for the fourth quarter 2005.
Asset Quality

As of December 31, 2006, nonperforming assets were .27% of total assets compared to .19% a year ago. Nonaccruing loans were $8.7 million at December 31, 2006, up from $4.9 million at December 31, 2005, and up from $7.6 million at September 30, 2006. The ratio of loans past due over 30 days was .44% of total loans at December 31, 2006, compared to .33% at September 30, 2006 and .06% at December 31, 2005. The nonperforming assets and the delinquency ratios are centered in one loan totaling $7.1 million. "We continue to be very pleased with our continued strong credit quality," said Lyle E. Ryan, President of Frontier Bank.

During the fourth quarter of 2006, the Corporation provided $2.3 million for loan losses as compared to $900 thousand for the fourth quarter of 2005. The total allowance for loan losses stood at $40.6 million, or 1.40% of total loans outstanding compared to $33.8 million, or 1.41% of total loans outstanding for the same time period last year. The allowance for loan losses, including the reclassified allocation for undisbursed loans of $3.5 million, would amount to a total allowance of $44.2 million, or 1.52% of total loans outstanding as of December 31, 2006. For the years ended December 31, 2006 and 2005, net loan charge offs amounted to $2.9 million or .11% of average loans and a net recovery of $146 thousand, respectively.

Year 2006 Operating Results

Operating Results

Net interest income for the year was $163.2 million, an increase of $36.1 million, or 28.4%, compared to $127.2 million for the prior year-end.

Frontier's tax equivalent net interest margin was 5.73% in 2006, compared to 5.48% in 2005. The tax equivalent net interest margin during 2006 was 5.61% for the first quarter, 5.66% for the second quarter, 5.82% for the third quarter and 5.81% for the fourth quarter. Approximately 55.1% of the Corporation's loans are variable rate (immediately repriceable) and 14.1% are adjustable rate, which reprice within three months to five years, depending on the index. The yield on earning assets increased 106 basis points to 8.76% in 2006 from 7.70% in 2005. The cost of funds increased 101 basis points to 3.84% in 2006 from 2.83% in 2005. For the fourth quarter 2006, earning asset yields increased 7 basis points and the cost of funds increased 11 basis points over the third quarter 2006.

Total noninterest income for the year increased $2.5 million, up 19.5% to $15.6 million from $13.1 million, in 2005. The major component of this increase was a $2.1 million nonrecurring gain on the sale of a portion of property that had been owned for several years that initially was purchased for potential branch expansion. Service charges decreased $151 thousand, or 3.5% to $4.2 million. The lack of service charge growth on deposit accounts is due to increased earnings credit rates, and customers' increased usage of debit and credit cards. Other noninterest income in 2006 increased $179 thousand, up 2.4% to $7.5 million from $7.3 million in 2005.

Total noninterest expense increased $8.9 million to $67.0 million, for the year ending December 31, 2006, up 15.4%, compared with the same period last year. Salaries and benefits increased $5.4 million or 14.9%. Of the 14.9% increase, approximately 8.7% related to staff additions, and 6.2% related to salary and incentive increases. Occupancy expense increased $1.5 million or 19.0%, due to normal rent increases, the opening of 3 new branches in 2005, two new branches in 2006 and the acquisition of two branches from the NorthStar merger in February 2006. Other noninterest expense increased $1.6 million or 13.4%, due to increased marketing expense of $413 thousand, communication networks of $256 thousand, amortization expense related to the NorthStar merger of $232 thousand, equity compensation expense of $119 thousand, and director fees of $317 thousand.

Total noninterest expense for the fourth quarter 2006 was $17.6 million, up $1.6 million over the fourth quarter 2005, due primarily to net salaries increasing $1.0 million. On a linked quarter basis, total noninterest expenses increased $1.2 million or 7.3%. The linked quarter increases were primarily salary and benefits, up $584 thousand or 5.6%, and other expenses of $551 thousand consisting of consulting expenses related to infrastructure improvements.

Balance Sheet and Capital Management

At December 31, 2006, Frontier's total assets were $3.24 billion, and deposits totaled $2.45 billion, an increase of 22.7% and 19.0%, respectively, compared to the prior year. Net loans of $2.87 billion and investments of $114.7 million reflected an increase of 21.7% and 3.7%, respectively.

Shareowners' equity of the Corporation was $395.3 million at December 31, 2006, up from $296.1 million a year ago, an increase of 33.5%. Weighted average year-to-date diluted shares totaled 45,484,897 for 2006 versus 42,742,551 for 2005, adjusted for the 3-for-2 stock split as of September 12, 2006.

Dickson stated, "The previously announced first quarter 2007 cash dividend of $.155 per share, an increase of 37.2% over the first quarter 2006, representing the 29th consecutive quarter of increased cash dividends, will be paid to shareowners on Monday, January 22, 2007." Frontier began paying cash dividends to shareowners in 1999.

Branch Additions and Merger

On January 31, 2006, Frontier closed the merger of NorthStar Financial Corporation. The year-over-year growth comparison includes the NorthStar impact.

Frontier opened its 45th office in Bellevue at 520 112th Avenue NE on December 20, 2006. Pending regulatory approval, Frontier expects to open its 46th office in Bremerton in 2nd or 3rd quarter 2007 and its 47th office in Gig Harbor in the second half of 2007.

Certain amounts in prior years' financial statements have been reclassified to conform to the 2006 presentation. These classifications have not had an effect on previously reported income or equity.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2005 Form 10-K.

             FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENT OF INCOME
                              (Unaudited)

(In thousands, except for     Three Months Ended     Tweleve Months Ended
shares and per share        ---------------------  ----------------------
amounts)                     December    December    December    December
                                31,         31,         31,         31,
                               2006        2005        2006        2005
                            ----------  ----------  ----------  ----------
INTEREST INCOME
  Interest and fees on
   loans                    $   65,962  $   49,383  $  244,493  $  173,753
  Interest on investments        1,415       1,186       5,651       5,133
                            ----------  ----------  ----------  ----------
    Total interest income       67,377      50,569     250,144     178,886
                            ----------  ----------  ----------  ----------
INTEREST EXPENSE
  Interest on deposits          20,808      12,095      73,526      40,714
  Interest on borrowed
   funds                         3,519       2,987      13,416      11,022
                            ----------  ----------  ----------  ----------
    Total interest expense      24,327      15,082      86,942      51,736
                            ----------  ----------  ----------  ----------
Net interest income             43,050      35,487     163,202     127,150
                            ----------  ----------  ----------  ----------
PROVISION FOR LOAN LOSSES       (2,300)       (900)     (7,500)     (4,200)
                            ----------  ----------  ----------  ----------
Net interest income after
 provison for loan losses       40,750      34,587     155,702     122,950
                            ----------  ----------  ----------  ----------
NONINTEREST INCOME
  Provision for loss on
   equity investment                 -          (1)        (25)       (211)
  Gain on sale of secondary
   mortgage loans                  443         329       1,491       1,249
  Service charges on
   deposit accounts              1,051       1,035       4,214       4,365
  Gain on sale of premises
   and equipment                    50           -       2,445           -
  Other noninterest income       1,859       1,679       7,498       7,672
                            ----------  ----------  ----------  ----------
    Total noninterest
     income                      3,403       3,042      15,623      13,075
                            ----------  ----------  ----------  ----------
NONINTEREST EXPENSE
  Salaries and employee
   benefits                     11,001      10,048      41,985      36,543
  Occupancy expense              2,352       2,147       9,108       7,654
  State business taxes             505         307       2,213       1,798
  Other noninterest expense      3,743       3,518      13,740      12,117
                            ----------  ----------  ----------  ----------
    Total noninterest
     expense                    17,601      16,020      67,046      58,112
                            ----------  ----------  ----------  ----------
INCOME BEFORE INCOME TAXES      26,552      21,609     104,279      77,913

PROVISION FOR INCOME TAXES      (9,001)     (7,308)    (35,369)    (26,329)
                            ----------  ----------  ----------  ----------
    NET INCOME              $   17,551  $   14,301  $   68,910  $   51,584
                            ==========  ==========  ==========  ==========
Weighted average number of
 shares outstanding for the
 period                     45,328,840  42,639,612  45,009,526  42,481,644
Basic earnings per share    $     0.39  $     0.34  $     1.53  $     1.21
                            ==========  ==========  ==========  ==========
Weighted average number of
 diluted shares
 outstanding for period     45,866,921  42,960,444  45,484,897  42,742,551
Diluted earnings per share  $     0.38  $     0.33  $     1.52  $     1.21
                            ==========  ==========  ==========  ==========
Efficiency ratio                    37%         41%         38%         41%
Return on average assets          2.22%       2.20%       2.27%       2.09%
Return on average equity         18.10%      19.69%      18.91%      18.75%
Net interest margin               5.78%       5.75%       5.69%       5.45%
TE Effect                         0.03%       0.05%       0.04%       0.03%
                            ----------  ----------  ----------  ----------
*TE Net interest margin           5.81%       5.80%       5.73%       5.48%
                            ==========  ==========  ==========  ==========

*Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.

               FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEET
                               (Unaudited)

(In thousands, except shares)

                               December 31,   September 30,  December 31,
ASSETS                             2006           2006           2005
                               -------------  -------------  -------------
Cash & due from banks          $     104,222  $      90,235  $      85,631
Federal funds sold                    18,673         26,501            733
Securities:
   Available for sale-fair
    value                            111,112        114,259        104,904
   Held to maturity-amortized
    cost                               3,599          4,410          5,713
                               -------------  -------------  -------------
       Total securities              114,711        118,669        110,617
Loans receivable:
  Held for sale                        7,220          6,091          5,711
  Held for portfolio, net of
   unearned income                 2,900,780      2,822,930      2,383,513
  Less allowance for loan
   losses                            (40,649)       (40,014)       (33,805)
                               -------------  -------------  -------------
       Net loans                   2,867,351      2,789,007      2,355,419
Premises & equipment, net             30,026         28,481         29,769
Intangible assets                     41,227         40,548          6,476
Federal Home Loan Bank stock          15,030         15,030         14,154
Bank owned life insurance             22,198         21,969         18,136
Other assets                          25,026         23,472         19,340
                               -------------  -------------  -------------
   TOTAL ASSETS                $   3,238,464  $   3,153,912  $   2,640,275
                               =============  =============  =============

LIABILITIES
Deposits:
  Noninterest bearing          $     406,621  $     383,767  $     395,852
  Interest bearing                 2,047,011      2,076,914      1,665,528
                               -------------  -------------  -------------
    Total deposits                 2,453,632      2,460,681      2,061,380
Federal funds purchased and
 securities sold under
 repurchase agreements                81,673         13,496         20,813
Federal Home Loan Bank
 advances                            282,017        267,965        240,000
Junior subordinated debt               5,156          5,156              -
Other liabilities                     20,703         23,798         21,985
                               -------------  -------------  -------------
   TOTAL LIABILITIES               2,843,181      2,771,096      2,344,178

                               -------------  -------------  -------------

SHAREOWNERS' EQUITY

Common stock, no par value;
 100,000,000 shares authorized       183,982        182,302        131,695
Retained earnings                    205,126        194,332        159,978
Accumulated other
 comprehensive income,
 net of tax effect                     6,175          6,182          4,424
                               -------------  -------------  -------------
   TOTAL SHAREOWNERS' EQUITY         395,283        382,816        296,097
                               -------------  -------------  -------------
TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY           $   3,238,464  $   3,153,912  $   2,640,275
                               =============  =============  =============
Shares outstanding at end of
 period                           45,350,316     45,315,383     42,657,225
Book value                     $        8.72  $        8.45  $        6.94
Tangible book value                     7.81           7.55           6.79

Contact:
John J. Dickson
Frontier Financial Corporation
President & CEO
425-514-0700

Lyle E. Ryan
Frontier Bank
President & COO
425-514-0700

FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, WA 98204